Exhibit 3.3

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.                                       The name of the corporation is Tidelands Bancshares, Inc.

2.                                       The corporation was incorporated on March 27, 2002.

3.                                       The street address of the registered office of the Corporation is 875 Lowcountry Blvd., Mt. Pleasant, South Carolina 29464.  The name of the Corporation’s registered agent at such address is Robert E. Coffee, Jr.

4.                                       On April 12, 2010, the corporation adopted the following Amendment to its Articles of Incorporation:

RESOLVED, Article III of the Restated Articles of Incorporation is deleted and replaced in its entirety as follows:

The Corporation shall have the authority, exercisable by its board of directors, to issue up to 75,000,000 shares of voting common stock, par value $0.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

5.                                       The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

N/A

6.                                       Complete either a or b, whichever is applicable.

a.                                       ☒  Amendment(s) adopted by shareholder action.

At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares Voted For / Against
Common	4,277,176	4,277,176	3,791,907	3,273,787 / 496,609

*NOTE:

Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.

☐ The Amendment(s) was duly adopted by the incorporator or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

7.	The effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.

DATE: April 12, 2010	TIDELANDS BANCSHARES, INC.

	By:	/s/ Robert E. Coffee, Jr.

	Name:	Robert E. Coffee, Jr.

	Title:	Chief Executive Officer